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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


         CONTACT:   Matthew D. Haines
                    Director, Corporate Communications
                    (516) 222-0023
                    E-mail:  mhaines@oncogene.com

                ONCOGENE SCIENCE APPOINTS DARYL K. GRANNER, M.D.
                              TO BOARD OF DIRECTORS

UNIONDALE, NEW YORK, September 18, 1996 -- Oncogene Science, Inc. (NASDAQ:ONCS) announced today that Daryl K. Granner, M.D., has been appointed to the Company's Board of Directors. Dr. Granner is currently Professor and Chairman of the Department of Molecular Physiology and Biophysics, Vanderbilt University, Nashville, Tennessee. He replaces Walter M. Miller, who recently resigned from Oncogene Science's 10-member Board of Directors.

Dr. Granner, age 59, is a noted expert and has published extensively in the areas of gene transcription and diabetes. He is currently Director of the Molecular Endocrinology Training Program, Director of the Diabetes Research and Training Center, and Interim Director of the Division of Diabetes, Department of Medicine, Vanderbilt University. Since 1992, he has served as a consultant to Oncogene Science.

"We are very pleased to have Dr. Granner join the Company's Board of Directors," stated Gary E. Frashier, Chief Executive Officer of Oncogene Science. "His experience and expertise will be invaluable as the Company pursues its strategic goals and drug development programs. We also wish to express our thanks to Walter Miller for his years of dedicated service," he concluded.

Oncogene Science is a biopharmaceutical company utilizing proprietary technology to discover and develop drugs for the treatment of human diseases associated with abnormalities of cellular control, including cancer, virology, diabetes and atherosclerosis.

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NOTE:    Additional information on Oncogene Science is available on the internet at http://www.oncogene.com.